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                                                                  EXHIBIT 10.15


                         EMPLOYMENT AGREEMENT


             THIS EMPLOYMENT AGREEMENT (this "Agreement") is made as of August 1, 1995, between HEFTEL BROADCASTING CORPORATION, a Delaware corporation (the "Employer"), and JOHN T. KENDRICK (the "Executive").

             The Employer wishes to employ the Executive, and the Executive wishes to accept such employment, on the terms and conditions set forth in this Agreement.

             Accordingly, the Employer and the Executive hereby agree as follows:

             1. Employment. Effective August 1, 1995 (the "Effective Date"), the Employer hereby employs the Executive and the Executive hereby accepts employment by the Employer on the terms hereinafter set forth.

             2.  Term.

                 2.1 The initial term of the Executive's employment hereunder shall commence on the Effective Date and continue until the third anniversary of the Effective Date (the "Initial Term").

                 2.2 At the end of the Initial Term, this Agreement shall automatically be extended for an additional one year period, unless the Employer gives written notice to the Executive no less than six months prior to the end of the Initial Term.

                 2.3* In the event (a) any person or group of persons acting in concert acquires, by contract or otherwise, the ability to elect a majority of the board of directors of the Employer or the ability to vote shares of stock having 50% or more of the voting power of the Employer, (b) Mr. Cecil Heftel ceases to serve as the Chairman and Co-Chief Executive Officer of the Employer, or (c) Mr. Carl Parmer ceases to serve as the Co-Chief Executive Officer and President of the Employer (the matters referred to in clauses (a), (b) and (c) are referred to herein as a "Change in Control"), this Agreement shall automati-cally be extended for a three-year period commencing on the date the Change in Control occurs. Notwithstanding the foregoing, a change in control shall not be deemed to have occurred upon a change of the voting trustees under the Amended and Restated Voting Trust dated July 5, 1994, as amended. * A,B and C must all happen before a change in control is deemed to occur.

                 2.4 Notwithstanding Sections 2.1, 2.2 and 2.3, this Agreement may be terminated in accordance with the provisions of Section 9.

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                 2.5  The Initial Term and any additional terms of employment under Sections 2.2 and 2.3 collectively are referred to herein as the "Term."

             3.  Executive's Position, Duties and Authority.

                 3.1 The Executive shall serve as Senior Vice President and Chief Financial Officer of the Employer and shall have such powers and duties as may from time to time be prescribed by either Co-Chief Executive Officer of the Company, the Board of Directors of the Company or the Bylaws of the Company.

                 3.2 Should the Executive be appointed as a director and/or officer of one or more of the Employer's subsidiaries or parent, he shall serve in such position(s) without additional remuneration.

             4. Full-time Services. The Executive's services hereunder shall be performed on a full-time basis and in a diligent and competent fashion to the best of the Executive's abilities. The Executive shall not undertake outside employment, business or charitable activities that require more than minimal amounts of the Executive's time without the consent of the Employer.

             5. Living Arrangements. The Employer requires the Executive to relocate to Las Vegas, Nevada. In connection with such relocation, the Employer shall reimburse the Executive up to $65,000 for costs of relocating to Las Vegas. At the option of the Executive, the Employer shall pay such costs (up to $65,000) directly to third-parties.

             6.  Compensation.

                 6.1 The Executive's base salary (the "Salary") for services to the Company for the following years during the Term shall be as follows:

                      (a) First Year - $180,000;

                      (b) Second Year - $190,000; and

                      (c) Third Year and each year thereafter - the amount determined by the Employer; provided, however, the annual salary for each year shall not be less than the annual salary for the prior year adjusted to reflect any increase in the CPI from the first day of such prior year to the first day of the then current year. For purposes hereof, "CPI" shall mean the Consumer Price Index for all urban consumers for Los Angeles- Anaheim-Riverside (1982-1984 = 100), All Items.

The Salary shall be payable in accordance with the Employer's normal payroll policies.



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                 6.2  From time to time during the Term, the Employer may pay, in addition to the Salary, a bonus for services rendered by the Executive to the Employer hereunder; provided, however, the Executive shall be entitled to receive the following minimum bonuses during the Term:

                      (a) First Year - $35,000;

                      (b) Second Year - $45,000; and

                      (c) Third Year and each year thereafter - the amount determined by the Employer; provided, however, the minimum bonus for each year shall not be less than the minimum bonus for the prior year adjusted to reflect any increase in the CPI from the first day of the prior year to the first day of the then current year.

Such bonus, if any, shall be payable at such time as the Employer, in the exercise of its sole discretion, shall determine; provided, however, the minimum bonus shall be payable on or before the last day of each year during the Term.

                 7. Expenses. The Executive shall be entitled to receive reimbursement for all reasonable business expenses incurred by him (which have been approved by his supervisor) upon presentation of expense statements or vouchers or such other supporting information as the Employer may reasonably require of the Executive.

                 8. Vacation and Other Benefits. The Executive shall be entitled to paid vacation in accordance with the Employer's policies for its senior executives. During the Term, the Executive shall be eligible to participate in any bonus, pension or profit-sharing plan or program of the Employer now existing or established hereafter, in accordance with and to the extent that he is eligible under the general provisions thereof. The Executive shall also be eligible to participate in any group life insurance, hospitalization, medical, health and accident, disability or similar plan or program of the Employer, now existing or established hereafter, in accordance with and to the extent that he is eligible under the general provisions thereof, and the Employer shall pay all monthly premiums in excess of $100 for providing such insurance to Executive's wife and children. During the Term, the Employer shall reimburse the Executive for all reasonable costs associated with the operation and maintenance of an automobile to be furnished by the Executive, and the Employer shall reimburse the Executive for dues for a membership in one country club in Las Vegas, Nevada.



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             9.  Termination.

                 9.1 This Agreement shall terminate by delivery of written notice to the Executive, upon the occurrence of any of the following events:

                      (i) Any act or omission by the Executive constituting fraud, negligence, wilful misconduct or embezzlement in connection with Executive's employment by the Employer;

                      (ii) Executive's indictment of a crime constituting a felony or conviction by, or entry of a plea of guilty or nolo contendere in, a court of competent jurisdiction of a crime constituting a felony;

                      (iii) Any act or omission by the Executive in connection with his employment by the Employer causing a material adverse effect on the business of the Employer or jeopardizing any FCC license for a radio station owned by the Employer or any of its direct or indirect subsidiaries or joint ventures;

                      (iv) subject to Section 9.2, the failure by Executive to perform his duties or obligations hereunder or under any of the Company's policies or procedures which is not cured within 15 business days following written notice of such failure from the Employer to the Executive;

                      (v) unlawful drug use;

                      (vi) Executive receiving payments or gifts in excess of $250.00 from advertisers for Executive's own benefit; or

                      (vii) Executive committing a crime of moral turpitude.

This Agreement may also be terminated by mutual agreement of the parties.

                 9.2 If the Executive shall be unable with reasonable accommodations provided by the Employer to perform his duties hereunder by reason of a physical or mental disability, whether totally or partially, his failure so to perform his duties will not be grounds for termination of his employment by the Employer pursuant to Section 9.1; provided, however, should the period of such disability exceed 45 days, or if on 50% or more of the normal working days throughout three (3) consecutive months the Executive is unable to perform his duties fully due to such disability, then the Employer may terminate the Executive's employment hereunder by delivery of written notice to the Executive.

                 9.3 Upon the death of the Executive, this Agreement shall terminate.



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                 9.4  The Executive may terminate his employment hereunder
voluntarily upon 45 days' prior notice to the Employer. Such termination shall be effective as of the date specified in such notice (which shall not be less than 30 business days after the delivery of such notice).

                 9.5 Upon termination of this Agreement or Executive's employment hereunder pursuant to Section 9.1, 9.2, 9.3 or 9.4, all compensation and benefits payable by the Employer hereunder shall be immediately terminated; provided, however, the Executive shall be entitled to receive a lump sum payment in an amount equal to the sum of (a) any unpaid Salary and other benefits in respect of the period through the date of termination and (b) the minimum bonus payable under Section 6.2 pro-rated based on the number of days elapsed from the beginning of the year of the Term during which the termination occurred until the date of termination. Notwithstanding the foregoing, the Executive or his estate, as the case may be, shall also be entitled to receive any payments under any applicable life or disability insurance plans and any other benefit plans. Such payments, if any, shall be made at the time and in accordance with the terms and conditions of such plans.

                 9.6 Should the Employer terminate this Agreement for reasons other than those specified in Section 9.1, 9.2 or 9.3 herein, Executive shall be entitled to receive, as liquidated damages, the sum of the following:

                      (a) A lump sum payment equal to the unpaid Salary through the date of termination;

                      (b) On the last day of each year during the period commencing on the date of termination and ending on the later of (i) the one year anniversary of the date of termination or (ii) the end of the Term (the "Period"), an amount equal to the minimum bonus payable under Section 6.2 for the year in which the termination occurs; provided, however, the Employer, in its sole discretion, may pay at any time the present value of the total of such amounts;

                      (c) The Salary in effect on the date of termination for the Period, which shall be payable in accordance with the Employer's normal payroll policies; provided, however, the Employer, in its sole discretion, may pay in a lump sum the present value of the total amount payable for the Period; and

                      (d) Monthly premiums payable for allowing Executive and his family to participate, under the Comprehensive Omnibus Budget Reconciliation Act of 1985, in the Employer's group medical plans in the same manner, including coverage, as they participated on the date of termination less the portion of the premiums which Executive was paying on the termination date. These premiums shall be payable for the shorter of the Period or



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the maximum COBRA continuation coverage period mandated by law and shall be paid directly to the applicable insurance company.

For purposes of calculating present values hereunder, the interest rate shall be assumed to equal the prime rate published in the Wall Street Journal. Other than amounts payable under this Section, the Executive shall not be entitled to any payments from the Employer as a result of a termination of this Agreement by the Employer for reasons other than those specified in Section 9.1, 9.2 or 9.3 hereof.

             10. Deductions and Withholdings. All amounts payable or which become payable under any provision of this Agreement shall be subject to any deductions authorized by the Executive and any deductions and withholdings required by law.

             11. Confidentiality. Executive acknowledges that the Employer holds as confidential certain information, material and knowledge respecting the intimate and confidential affairs of the Employer in the various phases of its business, including, but not limited to, trade secrets, techniques, marketing plans, strategy, forecasts, advertiser lists and mailing lists ("Proprietary Information"). The Executive hereby agrees as follows:

                 11.1 All Proprietary Information shall be the sole property of the Employer and its assigns. The Executive hereby assigns to the Employer any rights he may have or acquire in all Proprietary Information during his performance of services hereunder.

                 11.2 The Executive represents that his performance of all the terms of this Agreement as an employee of the Employer does not and will not breach any agreement to keep in confidence proprietary information of others acquired by him in confidence or in trust prior to his employment. The Executive has not entered into, and agrees that he will not enter into, any agreement, either written or oral, in conflict with this Section 11.

                 11.3 The Executive agrees not to disclose to any person, other than in furtherance of the Employer's business, or use, other than in the Employer's business, any Proprietary Information, either during or after his employment or the termination of this Agreement, except with the express written permission of either Co-Chief Executive Officer of the Employer. The Executive understands that information and materials received in confidence by the Executive from third parties either within or outside of the Employer with regard to the business of the Employer is included within the meaning of this
Section 11. Upon termination of his employment, the Executive agrees not to make copies of written Proprietary Information and the Executive agrees to return all written Proprietary Information to the Employer.



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             12. Non-Solicitation. The Executive agrees that for a one-year period beginning on the date the employment of the Executive hereunder ceases (such date is referred to herein as the "Termination Date"), he will not, directly or indirectly, (a) induce any advertiser or customer of the Employer or its successors to patronize any business similar to the business conducted by the Employer on the Termination Date; (b) request or advise any customer, advertiser or supplier of the Employer or its successors to withdraw, curtail or cancel such customer's, advertiser's or supplier's business with the Employer or its successors; (c) disclose to any other person or entity the names or addresses of any of the customers or advertisers of the Employer or its successors; or (d) induce or encourage any employee to terminate his or her relationship with the Employer.

             13. Notices. Unless applicable law requires a different method of giving notice, any and all notices, demands or other communications required or desired to be given hereunder by either party shall be in writing. Assuming that the contents of a notice meet the requirements of the specific paragraph of this Agreement which mandates the giving of that notice, a notice shall be validly given or made to another party if served either personally or if deposited in the United States mail, certified or registered, postage prepaid, or if transmitted by telegraph, telecopy or other electronic written transmission device or if sent by overnight courier service, and if addressed to the applicable party as set forth below. If such notice, demand or other communication is served personally, service shall be con clusively deemed made at the time of such personal service. If such notice, demand or other communication is given by mail ser vice shall be conclusively deemed made seventy-two (72) hours after the deposit thereof in the United States mail. If such notice, demand or other communication is given by overnight courier, or electronic transmission, service shall be conclu sively deemed made at the time of confirmation of delivery. The addresses for the parties are as follows:

                 If to the Employer:

                 Heftel Broadcasting Corporation
                 6767 West Tropicana Avenue
                 Las Vegas, Nevada 89103
                 Attention: Mr. Carl Parmer
                 Telecopier No.: (702) 248-1097

                 with a copy to:

                 Jeffer, Mangels, Butler & Marmaro
                 2121 Avenue of the Stars, 10th Floor
                 Los Angeles, California 90067
                 Attention:  Bruce P. Jeffer, Esq.
                 Telecopier No.:  (310) 203-0567





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                 If to the Executive:

                 To the address of the
                 Executive on personnel
                 records of the Employer.

             14. General.

                 14.1 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of California.

                 14.2 Captions. The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

                 14.3 Entire Agreement. This Agreement including the Exhibits attached hereto sets forth the entire agreement and understanding of the parties relating to the subject matter hereof, and supersedes all prior agreements, arrangements and understandings, written or oral, between the parties, except as specifically provided herein.

                 14.4 Successors and Assigns. This Agreement, and the Executive's rights and obligations hereunder, may not be assigned by the Executive, except that the Executive may designate pursuant to Section 14.6 one or more beneficiaries to receive any amounts that would otherwise be payable hereunder to Executive's estate. This Agreement shall be binding on any successor to the Employer, whether by merger, acquisition of substantially all of the Employer's assets or otherwise, as fully as if such successor were a signatory hereto and the Employer shall cause such successor to, and such successor shall, expressly assume the Employer's obligations hereunder. The term "Employer," as used in this Agreement, shall include all such successors.

                 14.5 Amendments; Waivers. This Agreement may not be changed, modified or amended except in a writing signed by the Executive and the Employer. No waiver of any provision or requirement hereof shall be effective unless made in writing by the party entitled to the benefits of the provision or requirement being waived. The failure of a party at any time or times to require performance of any provision thereof shall in no manner affect the right of such party at a later time to enforce the same. No waiver by a party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed to be construed as a further continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.

                 14.6 Beneficiaries. Whenever this Agreement provides for any payment to the Executive's estate, such payment



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may be made instead to such beneficiary or beneficiaries as the Executive may have designated in a writing filed with the Employer. The Executive shall have the right to revoke any such designation and to redesignate a beneficiary or beneficiaries by written notice to the Employer (and to any applicable insurance company) to such effect.

                 14.7 Arbitration.

                      (a) All disputes between the parties hereunder, other than injunctive relief, shall be submitted to arbitration in accordance with this Section.

                      (b) Within five (5) days after notice of submitting the applicable issue to arbitration (the "Arbitration Notice") is given by a party (the "Initial Period"), each party shall designate three arbitrators in priority from one to three, who are currently available for arbitration of disputes in Las Vegas, Nevada, as a potential arbitrator. Any arbitrator designated by both parties shall be selected as the arbitrator pursuant to this subsection. If both parties designate more than one arbitrator, then the arbitrator with the highest common priority shall be selected. In the event that no arbitrator has been designated by both parties, within five (5) days after the expiration of the Initial Period, each party will designate three additional arbitrators. In the event that the parties are unable to agree upon an arbitrator with ten (10) days after delivery of the Arbitration Notice, the parties agree to accept an arbitrator selected by the American Arbitration Association. If a party fails to submit a list of three arbitrators within any five (5) day designation period, the arbitration shall be conducted solely by the arbitrator with the highest priority designated by the other party.

                      (c) The parties agree to apportion the fees charged by the arbitrator and other costs of the arbitration (other than attorneys' fees) equally between them.

                      (d) The parties agree to request that the arbitrator appointed pursuant to the procedure agreed upon above shall, as soon as reasonably practicable after his or her appointment, and after consultation with the parties, set an arbitration date of no later than ten days after his or her appointment. If the arbitrator is unable to conduct the arbitration during such ten day period then the parties shall select a new arbitrator in accordance with
Section 14.7(b).

                      (e) The arbitration shall be conducted pursuant to the rules of the American Arbitration Association, as then in effect; provided, however, no discovery shall be allowed and the arbitrator shall not entitled to award punitive or exemplary damages. The parties agree that a final order from the arbitrator relating to any arbitration shall be rendered on or before the tenth day after submission of each side's arguments,



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unless circumstances not within the control of either party make rendering of such an order by this date impossible.

                      (f) The decision of the arbitrator shall be binding upon all parties and no appeal may be taken therefrom. The decision of the arbitrator shall be enforced and honored by the parties hereto without the necessity of confirmation by a court, but the parties hereto expressly reserve the right to seek such confirmation in accordance with the laws of the State of California.

                      (g) The arbitration shall be conducted in Las Vegas, Nevada.

                      14.8 Remedies. Upon a breach of either Section 11 or 12 hereof by the Executive, the Employer shall be entitled to injunctive relief, both pendente lite and permanently, without posting a bond or other security or proving actual damages, in addition to any other remedy it may have at law.

                         IN WITNESS WHEREOF, the parties have duly executed this
Agreement as of the date first above written.



                                       HEFTEL BROADCASTING CORPORATION



                                       By /s/ Carl Parmer
                                         ---------------------------------
                                       Name: Carl Parmer
                                            ------------------------------
                                       Title: President
                                              ----------------------------


                                       /s/ John T.Kendrick
                                       -----------------------------------
                                       JOHN T. KENDRICK




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